Exhibit 5.1

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Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel www.davispolk.com

May 17, 2021

Equinix, Inc.
One Lagoon Drive
Redwood City, California 94065

Ladies and Gentlemen:

Equinix, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333- 249763) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $700,000,000 aggregate principal amount of the Company’s 1.450% Senior Notes due 2026 (the “2026 Notes”), $400,000,000 aggregate principal amount of the Company’s 2.000% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 2.500% Senior Notes due 2031 (the “2031 Notes”) and $500,000,000 aggregate principal amount of the Company’s 3.400% Senior Notes due 2052 (the “2052 Notes,” and, together with the 2026 Notes, the 2028 Notes and the 2031 Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of December 12, 2017 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Sixteenth Supplemental Indenture dated as of May 17, 2021 between the Company and the Trustee, relating to the 2026 Senior Notes (the “2026 Supplemental Indenture” and, together with the Base Indenture, the “2026 Indenture”), the Seventeenth Supplemental Indenture dated as of May 17, 2021 between the Company and the Trustee, relating to the 2028 Senior Notes (the “2028 Supplemental Indenture” and, together with the Base Indenture, the “2028 Indenture”), the Eighteenth Supplemental Indenture dated as of May 17, 2021 between the Company and the Trustee, relating to the 2031 Senior Notes (the “2031 Supplemental Indenture” and, together with the Base Indenture, the “2031 Indenture”),and the Nineteenth Supplemental Indenture dated as of May 17, 2021 between the Company and the Trustee, relating to the 2052 Senior Notes (the “2052 Supplemental Indenture” and, together with the Base Indenture, the “2052 Indenture,” the 2052 Supplemental Indenture, together with the 2026 Supplemental Indenture, the 2028 Supplemental Indenture and the 2031 Supplemental Indenture, the “Supplemental Indentures” and the 2052 Indenture, together with the 2026 Indenture, 2028 Indenture and the 2031 Indenture, the “Indentures”). The Securities are to be sold pursuant to the Underwriting Agreement dated May 3, 2021 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Equinix, Inc.	2	May 17, 2021

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In addition, we have assumed that the Indentures and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk and Wardwell LLP